Exhibit 10.14
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into in Chelmsford, Massachusetts by and between Brooks Automation, Inc., a Delaware corporation (the “Company”) and Robert J. Lepofsky (the “Executive”), as of September 30, 2007.
RECITALS
     1. The Company desires to employ Executive upon the terms and conditions set forth herein.
     2. In consideration of Executive’s employment as provided herein and the Indemnification Agreement attached hereto as Exhibit A, the Executive has entered into the Executive Invention, Nondisclosure, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B (the “Non-Competition Agreement”).
     For and in consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the parties hereby agree as follows:
1. Duties. Subject to the terms of this Agreement, the Company shall employ Executive as the President and Chief Executive Officer of the Company. Executive shall report to and be subject to the general supervision and direction of the Board of Directors of the Company (the “Board of Directors”). Executive shall perform the duties of such office as are provided for in the by-laws of the Company, such duties as are consistent with the position of President and Chief Executive officer, and such duties as may be assigned by the Board of Directors.
2. At-Will Employment. Executive and Company contemplate that Executive’s employment term shall commence on October 1, 2007, and end on September 30, 2009. Notwithstanding the foregoing, but subject to the terms of this Agreement, either party may, with ninety (90) days notice, terminate Executive’s employment at any time (the actual period of Executive’s employment with the Company is referred to herein as the “Employment Term”).
3. Other Activities. Subject to the terms and conditions of the Non-Competition Agreement, Executive may serve on corporate, civic, charitable boards or committees, fulfill speaking engagements, teach at educational institutions or manage personal investments; provided that such activities do not individually or in the aggregate interfere or conflict with the performance of his duties or obligations under this Agreement. If Executive desires to participate as a member of any other public company’s board of directors other than those on which he serves as of the date of this Agreement, then he shall submit the proposed board opportunity in advance for approval to the Nominating and Governance Committee of the Board of Directors.
4. Performance. During the Employment Term, Executive shall use his business judgment, skill and knowledge for the advancement of the Company’s interests and to discharge his duties and responsibilities hereunder. Executive shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. Subject to Section 3 hereof, Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.
5. Compensation and Benefits.
     5.1. Base Salary. As consideration for Executive’s services performed during the Employment Term, the Company agrees to pay Executive a base salary of $650,000 per year (the “Base Salary”) payable in accordance with the normal payroll practices of the Company for its executives and subject to federal and state tax withholding. The Base Salary shall be reviewed annually (consistent with the normal review of senior executives of the Company which typically occurs in January) by the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) and adjusted as determined by the Compensation Committee (the Base Salary as adjusted from time to time shall be referred to as the “Current Base Salary”).
     5.2. Annual Management Bonus. During the Employment Term, Executive shall be eligible to receive cash bonuses each year from the Company as determined by the Compensation Committee (the “Annual Management Bonus”). The Annual Management Bonus shall be based upon performance criteria, specific goals, and performance evaluation as determined by the Compensation Committee. Executive’s achievement of his target performance goals for each fiscal year will result in a payment of 100% of Current Base Salary, with potential payouts ranging from 0% to 200% of Current Base Salary based upon actual performance. It is anticipated that the Compensation Committee will use its negative discretion to reduce any otherwise earned payment in excess of 100% of Current Base Salary to 100% of Current Base Salary absent extraordinary performance as determined by the Committee.
     5.3. Performance-Based Equity Award. As soon as practicable following Executive’s commencement of employment with the Company, the Company will grant to Executive a restricted stock award of 300,000 shares of the Company’s common stock (the “Performance-Based Equity Award”). The Performance-Based Equity Award will vest based upon the satisfaction of three performance criteria (total shareholder return — i.e change in average trailing fifteen trading day share price plus accumulated dividends, pre-tax operating income from continuing operations (excluding special income/charges such as patent settlements), and pre-tax return on shareholder equity — i.e. pre-tax income divided by stockholder equity expressed as a percentage) (collectively, the “Performance Factors”) and a continuing employment requirement. Vesting of the Performance-Based Equity Award will be measured as of September 30, 2008, and again as of September 30, 2009, (each, a “Measurement Date”). The aggregate net percentage increase in each of the three Performance Factors for the Company’s fiscal year that includes the Measurement Date (taking into account for this purpose any percentage decrease that may occur in any of the Performance Factors) shall be multiplied by the total number of shares of the Performance-Based Equity Award that are not vested determined immediately prior to the relevant Measurement Date to determine the number of shares that vest as of the Measurement Date. Executive must also be employed by the Company on the Measurement Date to vest in any earned portion of the award. For example, if for the Company’s fiscal year ending September 30, 2008, the Company’s pre-tax operating income increased by 9%, its return on shareholder equity increased by 10%, and total shareholder return increased by 51%, Executive would vest in 70% of the Performance-Based Equity Award (i.e., in 210,000 shares). Notwithstanding the foregoing, the Compensation Committee may exercise its discretion to vest all or a part of any otherwise unvested portion of the Performance-Based Equity Award at any time if such acceleration is in the best interests of the Company.
     5.4. Sign-On Award. As soon as practical following Executive’s commencement of employment with the Company, the Company will grant Executive a restricted stock award of 50,000 shares of the Company’s common stock (the “Sign-On Award”.
     5.5. Benefits. During the Employment Term, Executive shall be eligible for participation in and shall receive all benefits available under the Brooks Automation, Inc. 401(k) Plan, and the Company’s welfare benefit plans, practices, policies and programs (including disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) normally available to other senior executives. Notwithstanding the foregoing, Executive shall not be entitled to any severance benefits from the Company regardless of the circumstances of his termination or any provision to the contrary contained in any Company plan, program, or arrangement, unless the Compensation Committee expressly provides otherwise.
     5.6. Charitable Matching Contribution Benefit. The Company shall make contributions from its general assets to eligible charitable organizations to match, dollar for dollar, the contributions made by Executive (the “Charitable Matching Contribution Benefit”). This matching contribution arrangement shall be in effect for each of the Company’s next seven (7) fiscal years beginning on October 1, 2007, regardless of whether Executive is then employed by the Company. The maximum contribution of Executive that may be matched by the Company is $100,000 per Company fiscal year. Executive’s and the Company’s charitable contributions shall be made within the fiscal year to which they relate and any unused amounts shall not carry over from year to year. Eligible charities for purposes of this benefit are those that are cultural, educational, social, medical, or health related, and have demonstrated to the satisfaction of the Company that they are exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code (the “Code”) and qualify as charities to which individuals may make deductible contributions under Section 170(c)(2) of the Code, but does not include religious organizations and their affiliates (except colleges and universities) or organizations which the Compensation Committee determines would promote interests inconsistent with the best interests of the Company.
     5.7. Post-Retirement Medical Benefit. Upon Executive’s retirement from the Company on or after September 30, 2009, or earlier with the permission of the Board (collectively, “Retirement”), Executive, his spouse, and any dependents, will be provided with coverage for medical benefits until the later of his death or the spouse’s death (“Post-Retirement Medical Benefit”). Except as provided below, such Post-Retirement

Medical Benefit will be provided at the same coverage levels to Executive, his spouse, and any dependents as may be provided by the Company from time to time to actively employed senior executives of the Company. If reasonably practicable, such medical coverage shall be provided under the terms and conditions of the Company’s medical plan generally applicable to actively employed senior executives of the Company. To the extent that such medical coverage cannot be so provided under the terms and conditions of the Company’s medical plan generally applicable to actively employed senior executives of the Company, the Company shall arrange to provide Executive, his spouse, and any dependents with comparable medical coverage under a mutually acceptable arrangement with a third party provider such as Blue Cross Blue Shield, a health maintenance organization, or a private insurance company. In either case, such medical coverage shall be provided by the Company by making a cash payment to Executive on the first day of each month that is sufficient (determined on a net after-tax basis) for Executive to pay to the Company or the third party provider, as the case may be, the then-current cost of the medical coverage for such month. In connection with providing the Post-Retirement Medical Benefit, at age 65, or whenever Medicare is available, Medicare will become the primary insurance and the Company will provide supplemental medical coverage so that the resulting medical coverage is comparable to the medical coverage of actively employed senior executives of the Company. When Medicare benefits are in effect, the Company will make a cash payment to Executive on the first day of each month that is sufficient (determined on a net after-tax basis) for Executive to pay his Medicare Parts B and D premiums, and, if necessary for comparability purposes any Company or third party provider premiums, including Medicare supplemental (Medigap) insurance premiums.
     5.8. Office Assistance Benefit. Upon Executive’s Retirement from the Company, the Company will provide Executive with access to an executive assistant for secretarial support services including answering and returning telephone calls, faxing materials, forwarding personal mail and email, and other matters customary for retiring chief executive officers of similar public companies through December 31, 2010 (the “Office Assistance Benefit”).
     5.9. Business Expenses. Executive shall be entitled to receive prompt reimbursement during the Employment Term for all reasonable employment-related expenses incurred or paid by him in the performance of his services, subject to reasonable substantiation and documentation.
6. Termination Events.
     6.1. Death/Long-Term Disability. This Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the death or Long-Term Disability (as defined below) of Executive.
          6.1.1. Long-Term Disability. For purposes of this Agreement, “Long-Term Disability” shall mean that Executive is determined to be totally and permanently disabled for purposes of the Company’s long-term disability plan.

     6.2. Termination by the Company. At the election of the Company, this Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the earliest to occur of the following: (i) the termination of Executive by the Company with Cause (as defined below) under this Agreement and delivery of written notice in accordance with Sections 6, 7 and 13 or, (ii) the termination of Executive by the Company without Cause upon delivery of written notice in accordance with Sections 6, 7 and 13.
          6.2.1. Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events during the Employment Term:
(i) Executive’s conviction of, or the entry of a plea of guilty or nolo contendere to, any felony;
(ii) fraud, embezzlement, or similar act of dishonesty against the Company;
(iii) Executive’s willful failure or refusal to perform the duties assigned to him under this Agreement or to follow written lawful instructions of the Board;
(iv) Executive being found liable in any SEC or other civil or criminal securities law action, or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability); or
(v) A material breach of this Agreement or the agreements referenced herein by Executive.
     6.3. Termination by Executive. At the election of Executive, this Agreement shall terminate and any and all rights and obligations of the Company or Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the Executive’s resignation upon delivery of written notice in accordance with Section 13.
     6.4. Termination Date. The term “Termination Date” shall mean if the Executive’s services are terminated (A) by his death, then the date of his death, or (B) by his Long-Term Disability, then 180 days from the date of initial disability, or (C) for any other reason, then the date on which such termination is to be effective pursuant to the notice of termination to be given by the party terminating the employment relationship.
7. Effect of Termination.
     7.1. Termination for Death or Disability. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated due to Executive’s death or Long-Term Disability, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive or his heirs, executors or administrators as applicable, without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the prorata Annual Management Bonus for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 5.2;

(iii)	an amount equal to the value of Executive’s vacation accrued as of the Termination Date;

(iv)	if termination is due to Executive’s Long-Term Disability, the Charitable Matching Contribution Benefit described in Section 5.6;

(v)	the Post-Retirement Medical Benefit described in Section 5.7; and

(vi)	any vested accrued benefits under the Company’s tax-qualified retirement plans in which Executive may be a participant, any right to convert group insurance benefits to an individual insurance policy at Executive’s expense, the right to purchase group health plan continuation coverage to age 65 at Executive’s expense pursuant to the terms and conditions of Executive’s prior employment with Helix Technology Corporation, and any vested shares of Company stock due in accordance with the terms and conditions of the Performance-Based Equity Award and the Sign-On Award.
     7.2. Retirement and Termination by the Company.
          7.2.1. Termination by the Company for Cause. It is expressly acknowledged and agreed that if Executive is terminated by the Company for Cause, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay immediately after the Termination Date the following amounts to Executive without further recourse or liability to the Company:
(i)	an amount equal to the sum of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the value of Executive’s accrued but unused vacation as of the Termination Date; and

(iii)	any vested accrued benefits under the Company’s tax-qualified retirement plans in which Executive is a participant, any right to convert group insurance benefits to an individual insurance policy at Executive’s expense, the right to purchase group health plan continuation coverage under COBRA at Executive’s expense, and the right to purchase group health plan continuation coverage to age 65 at Executive’s expense pursuant to the terms and conditions of Executive’s prior employment with Helix Technology Corporation.
          7.2.2. Retirement; Termination By the Company Without Cause. It is expressly acknowledged and agreed that upon Executive’s Retirement, or if Executive’s employment shall be terminated by the Company for any reason other than for Cause, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the prorata Annual Management Bonus for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 5.2;

(iii)	an amount equal to the value of Executive’s accrued but unused vacation as of the Termination Date;

(iv)	the Charitable Matching Contribution Benefit described in Section 5.6;

(v)	the Post-Retirement Medical Benefit described in Section 5.7;

(vi)	the Office Assistance Benefit described in Section 5.8; and

(vii)	any vested accrued benefits under the Company’s tax-qualified retirement plans in which Executive may be a participant, any right to convert group insurance benefits to an individual insurance policy at Executive’s expense, the right to purchase group health plan continuation coverage under COBRA at Executive’s expense, the right to purchase group health plan continuation coverage to age 65 at Executive’s expense pursuant to the terms and conditions of Executive’s prior employment with Helix Technology Corporation, and any vested shares of Company stock due in accordance with the terms and conditions of the Performance-Based Equity Award and the Sign-On Award.
     7.3. Termination by Executive. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated because Executive resigns prior to September 30, 2009 (other than for his Retirement), all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the prorata Annual Management Bonus for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 5.2;

(iii)	an amount equal to the value of Executive’s accrued but unused vacation as of the Termination Date; and

(iv)	any vested accrued benefits under the Company’s tax-qualified retirement plans in which Executive is a participant, any right to convert group insurance benefits to an individual insurance policy at Executive’s expense, the right to purchase group health plan continuation coverage under COBRA at Executive’s expense, the right to purchase group health plan continuation coverage to age 65 at Executive’s expense pursuant to the terms and conditions of Executive’s prior employment with Helix Technology Corporation, and any vested shares of Company stock due in accordance with the terms and conditions of the Performance Based Equity Award and the Sign-On Award.
     7.4. 280G. In the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code, or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments would be subject to the tax imposed by Section 4999 of the Code (together with any similar tax that may hereafter be imposed by any taxing authority, the “Excise Tax”), then the Company shall pay to Executive prior to the time that the Excise Tax is due (but within the same calendar year) an additional amount which, after the imposition of all income and excise taxes and interest and penalties thereon, is equal to the Excise Tax on the Company Payments. The determination of whether the Company Payments would be subject to the Excise Tax shall be made by an independent accounting firm or independent benefits consulting firm selected by the Company.
     7.5. Forfeiture and Clawback. If the Company is required to prepare an accounting restatement due to material noncompliance of the Company, as a result of the misconduct or gross negligence of Executive, with any financial reporting requirement under the United States securities laws, or under Section 304 of the Sarbanes-Oxley Act of 2002, then, in addition to any penalty prescribed by Section 304, Executive shall forfeit or repay to the Company, as the case may be, all of the following: any Annual Management Bonus paid in the twelve (12) month period following the date of the first public issuance or filing with the SEC of the deficient financial document, any gain on the sale of Company securities during that same period, any shares received during that same period upon exercise or vesting of any equity-based award granted by the Company to Executive (including the Performance-Based Equity Award and the Sign-On Award), the right to receive the benefits described in Sections 5.6, 5.7, and 5.8 of this Agreement, and any unvested and/or unexercised equity-based incentive awards (including the Performance-Based Equity Award and the Sign-On Award).
8. Non-Competition Agreement. Any and all payment and benefits to be provided by the Company are and shall be specifically conditioned upon Executive’s execution of and full compliance with all elements of the Non-Competition Agreement attached as Exhibit B to this Agreement.
9. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive if the Company shall hereafter effect a reorganization, consolidate with, or merge with or into any other entity or transfer all or substantially all of its properties or assets to any other person or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, executors, administrators, heirs and permitted assigns.
10. Indemnification. Executive shall execute the Indemnification Agreement attached as Exhibit A to this Agreement.
11. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement by any other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.
12. Severability. The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.
13. Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing, addressed as provided below and actually delivered at said address:
     If to Executive, to him at his last known address as set forth in the Company’s payroll records.
     If to the Company, to it at the following address:

Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824
Attn: General Counsel
     or to such other person or address as to which either party may notify the other in accordance with this Section 13.
14. Applicable Law; Venue; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflicts of law rules, and without regard to its location of execution or performance. Jurisdiction and venue for any claim or cause of action arising under this Agreement shall be exclusively in the courts located in Middlesex County, Massachusetts. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING BETWEEN THE PARTIES, WHETHER UNDER THIS AGREEMENT OR OTHERWISE RELATED TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE. THE AGREEMENT OF EACH PARTY TO WAIVE ITS RIGHT TO A JURY TRIAL WILL BE BINDING ON ITS BENEFICIARIES, PERSONAL REPRESENTATIVES, HEIRS, SUCCESSORS, AND ASSIGNS.
15. Remedies. Executive acknowledges that a breach of any of the promises or agreements contained herein could result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).
16. Integration. This Agreement, the Non-Competition Agreement attached as Exhibit B hereto, and the Indemnification Agreement attached as Exhibit A hereto, unless otherwise provided herein, form the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and shall supersede all prior agreements, oral discussions, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.
17. Absence of Conflicting Obligations. Executive represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with or prevents the full performance of his duties and responsibilities under this Agreement. Executive further represents that his obligations under or in consideration with this Agreement do not breach and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him.
18. Taxes. Except as expressly provided under Section 5.7 and Section 7.4, any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law. The Company and Executive intend that the benefits and payments described in this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code (“Section 409A”), Notwithstanding

that intent, if the Committee determines that any benefit or payment under this Agreement is, or may reasonably be expected to be, in violation of Section 409A, then such benefit shall be provided and such payment shall be made in a manner that complies with Section 409A and the regulations and other guidance issued pursuant to Section 409A and shall be amended accordingly by the Committee. Any benefit or payment that constitutes the payment of nonqualified deferred compensation under Section 409A (after taking into account any applicable exemptions) which is payable to Executive upon “Separation from Service” as defined for purposes of Section 409A shall not commence to be paid prior to the date that is six (6) months and one day after Executive separates from service. The Company shall in no event be obligated to indemnify the Executive for any taxes, interest, or penalties that may be assessed by the IRS pursuant to Section 409A of the Code.
19. Survival. Notwithstanding any provisions of this Agreement to the contrary, the obligations of Executive and the Company pursuant to Sections 6 through 20 hereof shall each survive termination of this Agreement.
20. Effect of Headings. Any title of a section heading contained herein is for convenience of reference only, and shall not affect the meaning of construction or any of the provisions hereof.
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     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, as of the date first above written.

EXECUTIVE
/s/ Robert J. Lepofsky
Robert J. Lepofsky

BROOKS AUTOMATION, INC.
By:	/s/ A. Clinton Allen
A. Clinton Allen Chairman of the Human Resources and Compensation Committee of the Board of Directors